Exhibit (j)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the incorporation by reference of our report dated February 25, 2011 on the financial statements and financial highlights of the Diamond Hill Funds, in Post-Effective Amendment Number 33 to the Registration Statement (Form N-1A, No. 333-22075), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2010, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Cincinnati, Ohio
October 10, 2011